RESTRICTED SHARE UNIT AGREEMENT

THIS RESTRICTED SHARE UNIT AGREEMENT, is made by and between Tractor Supply Company, a Delaware corporation hereinafter referred to as “Company,” and the above-referenced Participant (“Grantee”):
WHEREAS, the Company wishes to afford the Grantee the opportunity to acquire shares of Common Stock or their economic equivalent; and
WHEREAS, the Company wishes to carry out the Company’s 2018 Omnibus Incentive Plan (the “Plan”) (the terms of which are hereby incorporated by reference and made a part of this Restricted Share Unit Agreement); and
WHEREAS, the Compensation Committee of the Board of Directors (the “Committee”), appointed to administer the Plan, has determined that it would be to the advantage and best interest of the Company and its shareholders to grant Restricted Share Units, as defined in Section 2(x) of the Plan, provided for herein to the Grantee as an inducement to enter into or remain in the service of the Company or its Subsidiaries and as an incentive for increased efforts during such service, and has advised the Company thereof and instructed the undersigned officer to issue said Restricted Share Units;
NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

Section 1.	Grant of Restricted Share Units
1.Grant of Restricted Share Units. In consideration of the Grantee`s agreement to provide services to the Company or its Subsidiaries, and for other good and valuable consideration, on the date listed hereof the Company irrevocably grants to the Grantee the number of Restricted Share Units set forth above, subject to the conditions described in Section 2 as well as the other provisions of this Restricted Share Unit Agreement and the terms of the Plan.
2.Adjustments in Restricted Share Units. The Committee shall make adjustments with respect to this Restricted Share Units grant in accordance with the provisions of Section 4.2 of the Plan.

Section 2.Vesting
1.Vesting of Restricted Share Units. Subject to Sections 2.2 and 2.3, one-third of the Restricted Share Units granted under this Restricted Share Unit Agreement shall vest on the first anniversary of the date of this Restricted Share Unit Agreement and on each anniversary thereafter such that 100% of the Restricted Share Units awarded under this Restricted Share Unit Agreement shall be vested in full on the third anniversary of the date of this Restricted Share Unit Agreement (each, a “Normal Vesting Date”).
2.Acceleration of Vesting.
(a)In the event of a termination of employment resulting from a Grantee’s death or Disability (as defined below), any unvested Restricted Share Units granted hereunder shall vest in full as of the date of such termination. For purposes of this Restricted Share Unit Agreement, “Disability” means a disability that would qualify as a total and permanent disability under the Company’s then current long-term disability plan.
(b)Notwithstanding Section 2.1, unless otherwise provided in another contractual agreement between the Company and Grantee, if within one year following a Change in Control, the Grantee’s employment with the Company (or its successor) is terminated by reason of (i) Retirement or Early Retirement, (ii) for Good Reason by the Grantee or (iii) involuntary termination by the Company for any reason other than for Cause, all Restricted Share Units granted hereunder shall vest in full as of the date of such termination.
3.Risk of Forfeiture. Subject to Sections 2.1 and 2.2, upon a termination of employment with the Company, Grantee shall forfeit any non-vested Restricted Share Units.

4.Conditions to Issuance of Stock Certificates. Any shares of Company Stock deliverable upon the settlement of Restricted Share Units may be either previously authorized but unissued shares of Common Stock or issued shares of Common Stock which have then been reacquired by the Company. Such shares of Common Stock shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any certificate or certificates for shares of Common Stock upon the settlement of Restricted Share Units or portion thereof prior to fulfillment of all of the following conditions:
(a)The admission of such shares to listing on all stock exchanges on which such class of stock is then listed; and
(b)The completion of any registration or other qualification of such shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body, which the Committee shall, in its sole discretion, deem necessary or advisable; and
(c)The obtaining of any approval or other clearance from any state or federal governmental agency which the Committee shall, in its sole discretion, determine to be necessary or advisable; and
(d)The receipt by the Company of full payment of all amounts which, under federal, state or local tax law, the Company (or Subsidiary) is required to withhold upon the settlement of the Restricted Share Units.

Section 3.Payment of Restricted Share Units and Election To Defer
1.Timing of Payment of Restricted Share Units. Subject to the Grantee’s election under Section 3.3, Restricted Share Units shall be paid in accordance with the following:
(a)To the extent Restricted Share Units vest under Section 2.1, such Restricted Share Units shall be paid upon such Normal Vesting Date.
(b)To the extent Restricted Share Units vest under Section 2.2, such Restricted Share Units shall be paid upon termination of employment.
2.Form of Payment. Vested Restricted Share Units shall be paid in shares of Company Stock.
3.Election to Defer Payment.
(a)Subject to Section 3.3(b), the Grantee may irrevocably elect to defer payment of Restricted Share Units under Section 3.1 to either: (i) the date of the Grantee’s termination of employment; or (ii) a date specified by the Grantee.
(b)All deferral elections made by the Grantee pursuant to this Section 3.3 shall be made in accordance with (i) the applicable election form provided by the Committee and (ii) Section 409A of the Internal Revenue Code of 1986, as amended from time to time (the “Code”). If the Grantee does not timely elect to defer the Restricted Share Units pursuant to this Section 3.3, then such shares shall be paid to Grantee in accordance with Section 3.1(a) or (b) of this Restricted Share Unit Agreement. If the Grantee elects to defer payment of Restricted Share Units to termination of employment, or if this Restricted Share Unit Agreement constitutes a “deferral of compensation” under Section 409A of the Code for any other reason, and at that time the Grantee is a specified employee as determined under Section 1.409A-1(i) of the Treasury Regulations and any of the Company’s stock is publicly traded on an established securities market or otherwise at such time, then the delivery of vested Restricted Share Units shall not be made until the earlier of the Grantee’s death or the first day of the seventh month following the Grantee’s termination of employment (without interest for the delay in payment) in accordance with Section 409A(a)(2)(B)(i) of the Code.
(c)If the Grantee elects to defer payment to a specific date under paragraph (a) above and the Grantee should die prior to such specified date, then payment of the Grantee’s vested Restricted Share Units shall be paid within 30 days of the Grantee’s death, with the payment date determined by the Company in its sole discretion, to the Grantee’s designated beneficiary and if the Grantee has not designated a beneficiary then to the Grantee’s estate.

Section 4.Other Provisions
1.Administration. The Committee shall have the power to interpret the Plan and this Restricted Share Unit Agreement and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret, amend, or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Grantee, the Company, and all other interested persons. No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or the Restricted Share Units. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan and this Restricted Share Unit Agreement except with respect to matters which under Rule 16b−3, or any regulations or rules issued thereunder, are required to be determined in the sole discretion of the Committee.
2.Restricted Share Units Not Transferable. Neither the Restricted Share Units nor any interest or right therein or part thereof shall be sold, pledged, alienated, assigned, or otherwise transferred or encumbered other than by will or the laws of descent and distribution, unless and until the shares underlying such Restricted Share Units have been issued, and all restrictions applicable to such shares have lapsed. Neither the Restricted Share Units nor any interest or right therein or part thereof shall be liable for the debts, contracts, or engagements of the Grantee or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment, or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect.
3.Shares to Be Reserved. The Company shall at all times during the term of the Restricted Share Units reserve and keep available such number of shares of Common Stock as will be sufficient to satisfy the requirements of this Restricted Share Unit Agreement.
4.Notices. Any notice to be given under the terms of this Restricted Share Unit Agreement to the Company shall be addressed to the Company in care of its Secretary, and any notice to be given to the Grantee shall be addressed to him at the address given beneath his signature hereto. By a notice given pursuant to this Section 4.4, either party may hereafter designate a different address for notices to be given to him. Any notice which is required to be given to the Grantee shall, if the Grantee is then deceased, be given to the Grantee`s personal representative if such representative has previously informed the Company of his status and address by written notice under this Section 4.4. Any notice shall be deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.
5.Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Restricted Share Unit Agreement.
6.Construction. This Restricted Share Unit Agreement shall be administered, interpreted, and enforced under the internal laws of the State of Tennessee without regard to conflicts of laws thereof.
7.Severability. In the event that any provision of this Restricted Share Unit Agreement shall be held illegal, invalid, or unenforceable for any reason, such provision shall be fully severable, but shall not affect the remaining provisions of this Restricted Share Unit Agreement and this Restricted Share Unit Agreement shall be construed and enforced as if the illegal, invalid, or unenforceable provision had never been included herein.
8.Conformity to Securities Laws. The Grantee acknowledges that the Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, including, without limitation, the applicable exemptive conditions of Rule 16b-3. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Restricted Share Units are granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Restricted Share Unit Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.
9.Withholding of Taxes. Company shall have the right to (i) make deductions from the number of shares of Common Stock otherwise deliverable to the Grantee under this Restricted Share Unit Agreement in an amount sufficient to satisfy withholding of any federal, state or local taxes required by law provided; that, such amount shall not exceed the applicable maximum statutory withholding requirements, or (ii) take such other action as may be necessary or appropriate to satisfy any such tax withholding obligations.
10.Electronic Delivery and Electronic Signature. Grantee hereby consents and agrees to electronic delivery of any Plan documents, proxy materials, annual reports, and other related documents. If the Company establishes procedures for an electronic signature system for delivery and acceptance of Plan documents (including documents relating to any programs adopted under the Plan), Grantee hereby consents to such procedures and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature. Grantee consents and agrees that any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan, including any program adopted under the Plan.
11.Inconsistencies between Plan Terms and Terms of Restricted Share Unit Agreement. If there is any inconsistency between the terms of this Restricted Share Unit Agreement and the terms of the Plan, the Plan’s terms shall completely supersede and replace the conflicting terms of this Restricted Share Unit Agreement.
12.Grantee`s Acknowledgements. By entering into this Agreement the Grantee agrees and acknowledges that (a) he has read a copy of the Plan, and accepts this grant of Restricted Share Units upon all of the terms thereof, and (b) no member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or this Agreement or any award thereunder or hereunder.
13.No Guarantee of Employment. Nothing in this Restricted Share Unit Agreement or in the Plan shall confer upon the Grantee any right to continue in the employ of the Company or any Subsidiary, or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries, which are hereby expressly reserved, to discharge the Grantee at any time for any reason whatsoever, with or without cause.
14.Amendments or Termination. Subject to the restrictions contained in the Plan, the Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, the Restricted Share Unit Agreement, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would adversely affect the rights of the Grantee or any holder or beneficiary of the Restricted Share Units shall not to that extent be effective without the consent of the Grantee, holder or beneficiary affected. Notwithstanding any other provision of the Plan or this Restricted Share Unit Agreement, the Company may terminate this Restricted Share Unit Agreement and either issue shares of Common Stock deliverable upon vesting hereunder or pay the Grantee cash for the Restricted Share Units based upon the Fair Market Value of the shares of Common Stock subject hereto at the time of such termination in accordance with Section 1.409A-3(j)(4)(ix) of the Treasury Regulations.
15.Section 409A. The parties acknowledge and agree that, to the extent applicable, this Restricted Share Unit Agreement shall be interpreted in accordance with, and the parties agree to use their best efforts to achieve timely compliance with, Section 409A of the Code and the Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Grant Date. Notwithstanding any provision of this Restricted Share Unit Agreement to the contrary, in the event that the Company determines that any compensation or benefits payable or provided under this Restricted Share Unit Agreement may be subject to Section 409A of the Code, the Company, with the Grantee’s consent, may adopt such limited amendments to this Restricted Share Unit Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company reasonably determines are necessary or appropriate to (i) exempt the compensation and benefits payable under this Restricted Share Unit Agreement from Section 409A of the Code and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Restricted Share Unit Agreement or (ii) comply with the requirements of Section 409A of the Code.
Notwithstanding any other provision of this Restricted Share Unit Agreement, to the extent the delivery of the shares represented by this Restricted Share Unit Agreement is treated as non-qualified deferred compensation subject to Section 409A of the Code, then no delivery of such shares shall be made upon the Grantee’s termination of employment unless such termination of employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Treasury Regulations.
Although the Company intends to administer this Restricted Share Unit Agreement so that the Award will be exempt from, or will be interpreted and comply with, the requirements of Section 409A of the Code, the Company does not warrant that the Award made under this Restricted Share Unit Agreement will qualify for favorable tax treatment under Section 409A of the Code or any other provision of federal, state, local or foreign law. The Company shall not be liable to the Grantee for any tax, interest, or penalties that Grantee might owe as a result of the Award made under this Restricted Share Unit Agreement.
16.Definitions. As used in this Restricted Share Unit Agreement the following terms shall have the meaning set forth below:
(a)“Cause” for termination by the Company of the Grantee`s employment shall mean (i) Grantee’s failure or refusal to carry out the lawful directions of the Company, which are reasonably consistent with the responsibilities of the Grantee’s position; (ii) a material act of dishonesty or disloyalty by Grantee related to the business of the Company; (iii) Grantee’s conviction of a felony, a lesser crime against the Company, or any crime involving dishonest conduct; (iv) Grantee’s habitual or repeated misuse or habitual or repeated performance of the Grantee’s duties under the influence of alcohol or controlled substances; or (v) any incident materially compromising the Optionee’s reputation or ability to represent the Company with the public or any act or omission by the Grantee that substantially impairs the Company’s business, good will or reputation.
(b) “Change in Control” shall have the meaning provided in the Plan.
(c)“Early Retirement” shall mean retirement with the express consent of the Company at or before the time of such retirement, from active employment with the Company and any Subsidiary or Affiliate prior to having reached the age of 55 and ten years of service with the Company, in accordance with any applicable early retirement policy of the Company then in effect or as may be approved by the Committee.
(d) “Good Reason” means (i) a material reduction in a Grantee’s position, authority, duties or responsibilities, (ii) any reduction in a Grantee’s annual base salary as in effect immediately prior to a Change in Control; (iii) the relocation of the office at which the Grantee is to perform the majority of his or her duties following a Change in Control to a location more than 30 miles from the location at which the Grantee performed such duties prior to the Change in Control; or (iv) the failure by the Company or its successor to continue to provide the Grantee with benefits substantially similar in aggregate value to those enjoyed by the Grantee under any of the Company’s pension, life insurance, medical, health and accident or disability plans in which Grantee was participating immediately prior to a Change in Control, unless the Grantee is offered participation in other comparable benefit plans generally available to similarly situated employees of the Company or its successor after the Change in Control.
(e) “Retirement” shall mean, retirement of Grantee from active employment with the Company or any of its Subsidiaries or Affiliates on or after such Grantee having reached the age of 55 and ten years of service with the Company.

IN WITNESS WHEREOF, this Restricted Share Unit Agreement has been executed and delivered by the parties hereto.
TRACTOR SUPPLY COMPANY

Gregory A. Sandfort
Chief Executive Officer